UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 5, 2017 (August 31, 2017)

SCI Engineered Materials, Inc.

(Exact Name of Registrant as specified in its charter)

Ohio	0-31641	31-1210318
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

2839 Charter Street

Columbus, Ohio 43228

(614) 486-0261

(Address, including zip code, and telephone number

including area code of Registrant's

principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 31, 2017 the Board of Directors (the “Board”) of SCI Engineered Materials, Inc. (the “Company”) elected Charles Wickersham to the Board.

The Board increased its size from five to six members and elected Mr. Wickersham to fill the vacancy. During most of Mr. Wickersham’s professional career he managed and directed Research and Development of sputtering targets and thin films for integrated circuits and solar photovoltaic products. Mr. Wickersham recently retired from First Solar, Inc. (NASDAQ Global: FSLR), a leading global provider of comprehensive photovoltaic (PV) solar systems using advanced module and system technology where he served as Materials Analysis and Development Manager from July 2006 to March 2017. Prior to First Solar, he was Manager of Research & Development for the Cabot Corporation (NYSE: CBT), a leading global specialty chemicals and performance materials company, from 2002 to 2006. From 1988 to 2002, Mr. Wickersham served as Vice President Engineering for Tosoh SMD (Special Metals Division), a privately owned global leader in sputtering target technology.

Additionally, Mr. Wickersham’s work in these fields has contributed to 22 patents and more than 45 articles in scientific journals.

Mr. Wickersham earned a PhD degree in Metallurgical Engineering from the University of Illinois at Urbana-Champaign and a B.S. in Physics from the Rose-Hulman Institute of Technology.

Mr. Wickersham’s extensive thin film solar experience and established expertise regarding sputtering processes is experience the Board considers valuable.

Mr. Wickersham will serve as a director and stand for re-election at the 2018 annual meeting of shareholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCI ENGINEERED MATERIALS, INC.

Date: September 5, 2017	By: /s/ Daniel Rooney
Daniel Rooney
Chairman of the Board, President and Chief Executive Officer